Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 14, 2010, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Rentech, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2010.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
August 11, 2011